UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.       )
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Unica Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNICA CORPORATION
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451
NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
      We cordially invite you to attend our 2007 annual meeting of stockholders, which is being held as follows:

Date:	Tuesday, March 6, 2007
Time:	10:00 A.M., local time
Location:	Wilmer Cutler Pickering Hale and Dorr LLP Twenty-Sixth Floor 60 State Street Boston, Massachusetts 02109
      At the meeting, we will ask you and our other stockholders to consider and vote on the following matters:

1.	To elect three Class II directors to a three-year term;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007; and

3.	To consider and act upon any other business properly presented at the meeting or any postponement or adjournment of the meeting.
      You may vote on these matters in person or by proxy. We ask that you complete and return the enclosed proxy card promptly — whether or not you plan to attend the meeting — in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted. Only stockholders of record at the close of business on January 8, 2007 may vote at the meeting.

By Order of the Board of Directors,

Jonathan D. Salon
Vice President, General Counsel & Secretary
Waltham, Massachusetts
January 29, 2007

PROXY STATEMENT
FOR THE
UNICA CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 6, 2007

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INFORMATION ABOUT THE MEETING
This Proxy Statement
      We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2007 annual meeting of stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., local time, on Tuesday, March 6, 2007, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, Twenty-Sixth Floor, 60 State Street, Boston, Massachusetts 02109.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
      Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation. In the event we subsequently decide to engage a proxy solicitation firm, we will pay all of the fees and reasonable out-of-pocket expenses incurred by that firm in connection with our solicitation of proxies for the meeting. We expect that those fees would not exceed $15,000.
      We are mailing this proxy statement and the enclosed proxy card to stockholders on or about January 29, 2007. In this mailing, we are including copies of our 2006 Annual Report to Stockholders. We refer to the fiscal year ended September 30, 2006 as fiscal 2006 throughout this proxy statement.
How to Vote
      At the meeting, you are entitled to one vote for each share of common stock registered in your name at the close of business on January 8, 2007. The proxy card states the number of shares you are entitled to vote at the meeting.
      You may vote your shares at the meeting in person or by proxy:

•	TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposals described in this proxy statement. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.
      If your shares are held in “street name” by a bank, broker or other nominee and not in your name, you will receive instructions from the holder of record of your shares that you must follow in order for your shares to be voted at the annual meeting. Please note that if your shares are held in street name you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Revocability of Proxy
      Even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to Jonathan D. Salon, Vice President, General Counsel and Secretary, at our address set forth in the notice appearing before this proxy statement;

•	return another signed proxy card bearing a later date to Mr. Salon before the meeting; or

•	attend the meeting, notify Mr. Salon that you are present, and then vote in person.
      If you own shares in street name, the record holder of your shares should provide you with appropriate instructions for changing your vote.
Quorum Required to Transact Business
      At the close of business on January 8, 2007, 19,751,919 shares of common stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock outstanding on that date be present in person, present by means of remote communication in any manner authorized by the board of directors, if any, or represented by proxy at the meeting in order to constitute the quorum to transact business. Shares as to which holders abstain from voting as to a particular matter, votes withheld and “broker non-votes,” will be counted in determining whether there is a quorum of stockholders present at the meeting.
Broker Non-Votes
      A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote for a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include matters such as amendments to stock plans.
Other Information
      The text of our annual report on Form 10-K for the fiscal year ended September 30, 2006 is included, without exhibits, in our 2006 Annual Report to Stockholders and also may be found on our website at http://www.unica.com or through the Securities and Exchange Commission’s (“SEC”) electronic data system called EDGAR at http://www.sec.gov. In addition, we will send any requesting stockholder a copy of the exhibits to our annual report on Form 10-K, at no additional charge. To receive copies, please send a written request to our corporate Secretary, Jonathan D. Salon, at our offices located at Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. The information contained on our website is not incorporated by reference and should not be considered as part of this proxy statement.

DISCUSSION OF PROPOSALS
Proposal 1: Election of Class II Directors
      Our by-laws provide that the board of directors be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The board of directors currently has eight members.

Nominees in the General Election of Directors
      The board of directors has nominated Ms. Carla Hendra, Mr. James A. Perakis and Mr. Bradford D. Woloson for election as Class II directors at the annual meeting. Messrs. Perakis and Woloson and Mr. John B. Landry currently serve as Class II directors. Mr. Landry will not seek re-election at the 2007 annual meeting and the board has nominated Ms. Hendra to replace Mr. Landry as a Class II director. The board of directors has determined that Ms. Hendra qualifies as an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules. A brief biography of Ms. Hendra, Mr. Perakis and Mr. Woloson including their ages, as of January 17, 2007, follows. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” beginning on page 24.

Carla Hendra	Ms. Hendra has served as the Co-Chief Executive Officer of Ogilvy North America since July 2005, and has been the President of OgilvyOne N.A. since 1998. Ms. Hendra leads the North American region of OgilvyOne Worldwide, the world’s leading one-to-one marketing services network. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising from 1992 to 1996. Ms. Hendra serves as a director of Ogilvy & Mather Worldwide and OgilvyOne Worldwide. Ms. Hendra has also been a director of the Brown Shoe Company, a global retail, e-commerce and manufacturing company, since November 2005. Ms. Hendra is 49 years old.

James A. Perakis	Mr. Perakis has served as one of our directors since February 2000. Since October 2001, Mr. Perakis has served as chairman of Netkey, Inc., a privately-held provider of self-service software. From 1985 to 1998, he was Chief Executive Officer of Hyperion Software Corporation, a provider of enterprise financial management and planning software. Mr. Perakis also serves on the Board of Directors of Mobius Management Systems, Inc. and privately-held Bristol Technology, Inc. Mr. Perakis is 63 years old.

Bradford D. Woloson	Mr. Woloson has served as one of our directors since April 2000. Since 1994, Mr. Woloson has served in several positions at JMI Equity Fund, a venture capital firm, including most recently as a General Partner. Mr. Woloson is 38 years old.
      The board of directors recommends that you vote FOR the election of Ms. Hendra, Mr. Perakis and Mr. Woloson as Class II directors.
      The affirmative “FOR” vote of the holders of a plurality of the votes cast by our stockholders entitled to vote on the election is required for the election of each director.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
      Our audit committee has selected the firm of Ernst & Young LLP, our independent registered public accounting firm during fiscal 2006, to serve in the same capacity for fiscal 2007. We are asking stockholders to ratify this appointment. Stockholder ratification of such selection is not required by our by-laws or other applicable legal requirements. However, our board of directors is submitting the selection of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, our audit committee will reconsider whether to retain that firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in our and our stockholders’ best interests.
      A representative of Ernst & Young LLP is expected to be present at our 2007 annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
      The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2007.
      Our board of directors recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2007.
Other Matters
      Neither we nor the board of directors intends to propose any matters at the meeting other than the election of Class II directors and ratification of the selection of our independent registered public accounting firm.
Deadline for Submission of Stockholder Proposals for 2008 Annual Meeting
      Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2008 annual meeting of stockholders, which we currently intend to hold in March 2008, must comply with the requirements of Rule 14a-8 under the Securities Exchange Act and must be submitted to our Secretary, Jonathan D. Salon, at our address set forth in the notice appearing before this proxy statement by September 24, 2007.
      If a stockholder wishes to present a proposal before the 2008 annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card in accordance with Rule 14a-8, the stockholder must give written notice to our Secretary at the address noted above. Our Secretary must receive the notice not earlier than November 7, 2007 and not later than December 7, 2007.
Important Notice Regarding Delivery of Security Holder Documents
      Some banks, brokers and other nominee record holders may be already “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address: Investor Relations, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder or you may contact us at the above address.

INFORMATION ABOUT CONTINUING DIRECTORS
Background Information
      Our Class I and Class III directors will continue in office following the meeting. The terms of our Class I directors will end at our 2009 annual meeting of stockholders, and the terms of our Class III directors will end at our 2008 annual meeting of stockholders. Messrs. Lee and Balmuth are Class I directors, and Messrs. Ain, Evans and Schechter are Class III directors. Brief biographies of our directors, including their ages, as of January 17, 2007, follow. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” beginning on page 24.

Aron J. Ain	Mr. Ain has served as one of our directors since August 2005. Since October 2005, Mr. Ain has served as Chief Executive Officer of Kronos Incorporated, a provider of workforce management solutions. Mr. Ain served as Executive Vice President and Chief Operating Officer of Kronos from February 2002 until October 2005. Previously, Mr. Ain served as Vice President of Worldwide Sales and Service of Kronos from 1988 until February 2002. Mr. Ain was employed in various positions at Kronos from 1979 through 1988. Mr. Ain serves on the Board of Directors of Kronos. Mr. Ain is 49 years old.

Michael H. Balmuth	Mr. Balmuth has served as one of our directors since November 1999. Since February 2005, Mr. Balmuth has served as a co-founding Managing Partner of Mainspring Capital Partners, LLC, a venture capital and private equity firm. From April 2004 to January 2005, Mr. Balmuth was an independent venture capitalist and investor. From March 1997 to March 2004, he served in several positions at Summit Partners, a private equity and venture capital firm, including most recently as a General Partner. Mr. Balmuth is 43 years old.

Bruce R. Evans	Mr. Evans has served as one of our directors since April 2004. Since 1986, Mr. Evans has served in several positions at Summit Partners, a private equity and venture capital firm, including most recently as a Managing Partner. Mr. Evans is a director of OptionsXpress Holdings, Inc., an on-line stock and options broker and Hittite Microwave Corporation, a provider of semiconductor devices for wireless communications applications. Mr. Evans is also a director of several private companies. Mr. Evans is 47 years old.

John B. Landry	Mr. Landry has served as one of our directors since April 2000. Since January 2001, Mr. Landry has been Chief Technology Officer and Chairman of the Board of Directors of Adesso Systems, Inc., a provider of mobile enterprise software and services. From January 2002 to July 2003, Mr. Landry also served as the founder, Chairman and Chief Technology Officer of Adjoin Solutions, Inc., which developed web-services management software and was acquired by Computer Associates International, Inc. in July 2003. From February 1999 to June 2000, he was Chief Technology Officer and Chairman of the Board of Directors of AnyDay.com, Inc., a provider of communications, commerce and media services. From August 1995 to

December 2000, he served as Vice President of Technology Strategy of International Business Machines Corporation. Mr. Landry is 59 years old.

Yuchun Lee	Mr. Lee co-founded our company and has been one of our directors since our inception in December 1992. Mr. Lee has held one or more of the positions of Chairman, President and Chief Executive Officer from our inception to present. Since May 2006, Mr. Lee has served as a director of Axeda Corporation, a privately-held provider of enterprise remote management and monitoring software. Since October 2004, Mr. Lee has served as a director of the Direct Marketing Association, a non-profit marketing trade organization. From 1989 to 1992, he was a senior consultant at Digital Equipment Corporation, a supplier of general computing technology and consulting services. Mr. Lee received Bachelor and Master of Science degrees in electrical engineering and computer science from the Massachusetts Institute of Technology and a Master of Business Administration from Babson College. Mr. Lee is 41 years old.

Robert P. Schechter	Mr. Schechter has served as one of our directors and the Chair of our Audit Committee since January 2005. Mr. Schechter has served as the President and Chief Executive Officer of NMS Communications Corporation since 1995 and as its Chairman of the Board since 1996. From 1987 to 1994, Mr. Schechter held various senior executive positions with Lotus Development Corporation, and from 1980 to 1987, he was a partner at Coopers and Lybrand LLP. Mr. Schechter is also a director of Avici Systems, Inc., a provider of purpose-built carrier-class routing solutions for the Internet, MapInfo Corporation, a developer of location-based software services and solutions, and Moldflow Corporation, a provider of software solutions for optimizing the design and manufacture of plastic products. Mr. Schechter is 58 years old.

INFORMATION ABOUT CORPORATE GOVERNANCE
Corporate Governance Guidelines
      The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.
Board Determination of Independence
      Under Nasdaq rules, our directors only qualify as “independent directors” if, in the opinion of our board of directors, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Aron J. Ain, Michael H. Balmuth, Bruce R. Evans, John B. Landry, James A. Perakis, Robert P. Schechter or Bradford D. Woloson has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.
Board Meetings and Attendance
      The board of directors met eleven times during fiscal 2006, including four regular meetings and seven special meetings, either in person or by teleconference. During fiscal 2006, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he then served.
Director Attendance at Annual Meeting of Stockholders
      Our corporate governance guidelines provide that directors are responsible for attending our annual meetings of stockholders. All directors attended our 2006 annual meeting of stockholders, either in person or by telephone.
Board Committees
      The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by the board. Current copies of the standing committees’ charters are posted on the investor relations section of our website at http://www.unica.com. In addition, a copy of the current charter of the audit committee is attached as an appendix to this proxy statement.
      The board has determined that all of the members of our three standing committees are independent as defined under the rules of the Nasdaq Stock Market, Inc. Marketplace Rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

      Audit Committee. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with any internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules that is included on page 11 of this proxy statement.
The current members of the audit committee are Michael H. Balmuth, Robert P. Schechter, chair, and Bradford D. Woloson. The audit committee met ten times during fiscal 2006. Mr. Schechter has been identified as the “audit committee financial expert.” Mr. Schechter is an independent director.
      Compensation Committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing and administering our equity incentive plans; and

•	reviewing and making recommendations to our board with respect to director compensation.
The current members of the compensation committee are Michael H. Balmuth, chair, and James A. Perakis. The compensation committee met four times during fiscal 2006.
      Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending corporate governance principles to our board; and

•	overseeing an annual evaluation of our board.
The current members of the nominating and corporate governance committee are Bruce R. Evans, chair, and John B. Landry. The nominating and corporate governance committee did not meet during fiscal 2006.

Director Candidates
      The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.
      In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in the committee’s charter. These criteria include the candidate’s character, judgment, skill, expertise, experience, dedication to our company and its goals, and diversity. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that shall assist the board of directors in fulfilling its responsibilities. Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials with respect to the individuals suggested for nomination to the Nominating and Corporate Governance Committee, c/o Secretary, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. The nominating and corporate governance committee considers candidates proposed by stockholders applying the same criteria, and following substantially the same process in considering them, as it does in considering other candidates. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election and that candidate is willing to serve as a member of the board, then his or her name will be included in our proxy card for our next annual meeting.
      Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by submitting the names and appropriate biographical information and background materials with respect to the individuals suggested for nomination and certain information regarding the stockholder or group of stockholders making the recommendation, as required by our by-laws, to Jonathan D. Salon, Secretary, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451 within the time periods set forth above under “Deadline for Submission of Stockholder Proposals for 2008 Annual Meeting.” Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws are not required to be included in our proxy card for our next annual meeting.
Communicating with Independent Directors
      The board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chair of the nominating and corporate governance committee shall, subject to the advice and assistance from the general counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties; and (2) provide copies or summaries of such communications to the other directors as he considers appropriate. Stockholders who wish to send communications on any topic to the board should address such communications to board of directors, in care of our Secretary, at the address set forth in the notice appearing before this proxy statement.
Code of Business Conduct and Ethics
      We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a current copy of the Code on the investor relations section of our website at http://www.unica.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq Global Market listing standards concerning any amendments to, or waivers from, any provision of the Code.
Compensation Committee Interlocks and Insider Participation
      None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or its compensation committee. None of the current members of the compensation committee of our board has ever been one of our employees.
Related Party Transactions

Registration Rights Agreement
      Prior to our initial public offering in August 2005, we entered into a registration rights agreement with the holders of our preferred stock. Upon the completion of the initial public offering, all of the outstanding shares of our preferred stock automatically converted into shares of our common stock. Pursuant to the registration rights agreement, the holders of these shares have the right to require us to register these shares under the Securities Act of 1933 as amended, under specific circumstances. The shares to be included in any demand registration by the holders of these shares must have an estimated aggregate value of at least $1.0 million (based on the then current market price). Further, if we propose to register any of our common stock issued in connection with acquisitions and benefits plans, or if any holders of these shares exercise a demand, the other holders of registration rights under the registration rights agreement will have the right to include their shares of common stock in the registration, subject to limitations. Upon registration, these shares will become freely tradable without restriction under the Securities Act. The following related parties have registration rights: Summit Partners, JMI Equity Fund IV, L.P. and affiliated funds, James Perakis and John Landry.

Indemnification Agreements
      We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.
Director Compensation
      Our plan regarding compensatory arrangements with non-employee directors became effective upon the closing of our initial public offering in August 2005 and was amended July 31, 2006. Under our plan, we pay our non-employee directors a monthly retainer of $1,250 for their services as directors. In addition, we pay the chair of the audit committee a $166.67 monthly retainer fee. We also pay each non-employee director an additional monthly retainer fee of $250 with respect to each membership on the audit, compensation and nominating and corporate governance committees. All retainers are payable in arrears on a quarterly basis. During fiscal 2006, the following fees were payable to each of the non-employee members of our board of directors: Aron J. Ain, $15,000; Michael H. Balmuth, $21,000; Bruce R. Evans, $18,000; John B. Landry, $18,000; James A. Perakis, $18,000; Robert P. Schechter, $20,000; Bradford D. Woloson, $18,000.
      Beginning with the first annual meeting following a non-employee director’s election to the board, we grant each non-employee director an option to purchase 15,000 shares of common stock. Each option has an exercise price equal to the fair market value of the common stock at the time of grant. Each option is fully exercisable as of the immediately succeeding annual stockholder meeting. Options granted to non-employee directors terminate upon the earlier of three months after the date on which the non-employee director ceases to be a member of the board and 6 years after the grant date. In addition, as of the date of each annual stockholder meeting, we grant the chair of the audit committee an option to purchase 5,000 shares of common stock at fair market value on the grant date. Each option is fully exercisable as of the immediately succeeding annual stockholder meeting. The option terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and 6 years after the grant date.
      In the event that a new non-employee director is elected during the year, we grant that non-employee director an option to purchase a number of shares of our common stock, priced at the fair market value of the common stock on the date of grant, equal to 1,250 multiplied by the number of months rounded to the nearest month in the period from the grant date until the next scheduled annual stockholder meeting (or, if the next annual stockholder meeting has not been scheduled as of the grant date, the anniversary of the last annual stockholder meeting). Each option is fully exercisable as of the immediately succeeding annual stockholder meeting and terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and 6 years after the grant date. Additionally, in the event that a new chair of the audit committee is elected during the year, we grant him or her a stock option to purchase a number of shares of our common stock, priced at the fair market value of the common stock on the date of grant, equal to 416 multiplied by the number of months rounded to the nearest month in the period from the grant date until the next scheduled annual stockholder meeting (or, if the next annual stockholder meeting has not been scheduled as of the grant date, the anniversary of the last annual stockholder meeting). Each option is fully exercisable as of the immediately succeeding annual stockholder meeting and terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and 6 years after the grant date.
      Upon our 2006 annual meeting of stockholders held on February 27, 2006, Aron J. Ain, Michael H. Balmuth, Bruce R. Evans, John B. Landry, James A. Perakis and Bradford D. Woloson were each granted an option to purchase 15,000 shares of common stock and Robert P. Schechter received an option to purchase 20,000 shares of common stock each at an exercise price of $12.74 per share, the closing price on the date of the grant. Each option is fully exercisable as of March 6, 2007, the date of this annual meeting and terminates upon the earlier of three months after the date on which the director ceases to be a member of the board and 10 years after the grant date.
      Our directors who are also employees do not receive any additional compensation for their service as directors.
Report of Audit Committee
      The audit committee of the board of directors has furnished the following report:
      The audit committee has reviewed Unica’s audited consolidated financial statements for the fiscal year ended September 30, 2006 and has discussed these financial statements with Unica’s management and independent registered public accounting firm.
      The audit committee has also received from, and discussed with, Unica’s independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.
      The independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has discussed with the independent registered public accounting firm its independence from Unica.
      Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Unica’s annual report on Form 10-K for the fiscal year ended September 30, 2006.

AUDIT COMMITTEE
Michael H. Balmuth
Robert P. Schechter, chair
Bradford D. Woloson
Independent Registered Public Accountants
      Our audit committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2007. We expect that representatives of Ernst & Young will attend the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees
      The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. As indicated in footnote (1) to the following table, a large percentage of the audit fees for fiscal 2006 were incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 and a large percentage of the audit fees for fiscal 2005 related to the review and audit of the consolidated financial statements included in our registration statement on Form S-1.

Fee Category	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$1,359,700	$1,285,290
Audit-Related Fees(2)	146,600	7,500
Tax Fees(3)	86,700	150,000
All Other Fees	1,500	—

Total Fees	$1,594,500	$1,442,790

(1)	Audit fees included fees associated with the audit of our consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits required for our France subsidiary. In fiscal 2006, audit fees included approximately $429,200 which were incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, in fiscal 2005, audit fees included approximately $758,863 for the review and audit of our consolidated financial statements included in our registration statement on Form S-1 and fees associated with the financial statements included with our registration statement on Form S-8.

(2)	Audit-related fees consisted of assistance with acquisitions and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.
      None of the fees for fiscal 2005 or 2006 were provided under the de minimis exception to the audit committee pre-approval requirements.

Pre-Approval Policies and Procedures
      The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below.
      From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
      The audit committee has also delegated to the chair of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chair of the audit committee pursuant to this delegated authority is reported on and ratified at the next meeting of the audit committee.

INFORMATION ABOUT EXECUTIVE OFFICERS
Background Information
      Set forth below are brief biographies of our current executive officers, including their ages. These biographies are current as of January 17, 2007. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” beginning on page 22.

Yuchun Lee Chief Executive Officer and Chairman	Mr. Lee co-founded our company and has been one of our directors since our inception in December 1992. Mr. Lee has held one or more of the positions of Chairman, President and Chief Executive Officer from our inception to present. Since May 2006, Mr. Lee has served as a director of Axeda Corporation, a privately-held provider of enterprise remote management and monitoring software. Since October 2004, Mr. Lee has served as a director of the Direct Marketing Association, a non-profit marketing trade organization. From 1989 to 1992, he was a senior consultant at Digital Equipment Corporation, a supplier of general computing technology and consulting services. Mr. Lee received Bachelor and Master of Science degrees in electrical engineering and computer science from the Massachusetts Institute of Technology and a Master of Business Administration from Babson College. Mr. Lee is 41 years old.

Ralph A. Goldwasser Vice President and Chief Financial Officer	Mr. Goldwasser has served as our Senior Vice President and Chief Financial Officer since February 2006. From March 2001 to February 2006, Mr. Goldwasser acted as a consultant to several technology companies. From January 2000 to December 2000, Mr. Goldwasser was Executive Vice President and Chief Financial Officer of Adero Inc., a development stage company that provided global turnkey content distribution network services enabling rapid deployment of Web content worldwide. Mr. Goldwasser also served as a director of Telaxis Communications Corporation, a public developer of wireless fiber optic connectivity products from December 2001 to June 2003. From June 1997 to December 1999, Mr. Goldwasser was Senior Vice President and Chief Financial Officer at Avici Systems, Inc., and from February 1983 to September 1997, he held several senior financial positions at BBN Inc., including Senior Vice President and Chief Financial Officer from January 1991 to September 1997. Mr. Goldwasser received a Bachelor of Engineering degree in electrical engineering from City College of New York and a Master of Business Administration from New York University. He is also a Certified Public Accountant. Mr. Goldwasser is 59 years old.

Jonathan D. Salon Vice President, General Counsel and Secretary	Mr. Salon has served as our Vice President, General Counsel and Secretary since June 2006. From October 2003 to June 2006, Mr. Salon served as Vice President and Deputy General Counsel of Geac, a TSX and Nasdaq listed global enterprise software company. From October 2001 to October 2003, Mr. Salon was a partner in Choate, Hall & Stewart LLP’s Business and Technology practice group and from April 2000 to

October 2001 was Associate General Counsel of Lycos, Inc., a Nasdaq listed Internet search company. Prior to April 2000, Mr. Salon engaged in the private practice of law as a corporate attorney. Mr. Salon received a Bachelor of Arts degree from Colgate University and a Juris Doctor degree from Boston University School of Law. Mr. Salon is 38 years old.

Richard Hale Vice President of Consulting	Mr. Hale has served as our Vice President of Consulting since April 2000. From March 1980 to March 2000, Mr. Hale held several positions at Epsilon Data Management, Inc., a provider of information driven marketing consulting services, including serving as Vice President of Consulting Services from 1992 to March 2000. Mr. Hale is 56 years old.

John E. Hogan Vice President of Engineering	Mr. Hogan has served as our Vice President of Engineering since May 2005. From August 2003 to May 2005, Mr. Hogan served as Vice President of Enterprise Web Solutions for Plumtree Software, Inc., a provider of enterprise portal software and services. From March 1998 to August 2003, he served as Vice President of Development for Plumtree. From 1996 to 1998, Mr. Hogan served in several positions at Informix Software, Inc., including most recently as Director of Engineering for on-line analytical processing products. From 1989 to 1994, he served in several positions in various development and consulting organizations at Oracle Corporation. Mr. Hogan received a Bachelor of Arts from Stanford University. Mr. Hogan is 42 years old.

Carol Meyers Sr. Vice President and Chief Marketing Officer	Ms. Meyers has served as Senior Vice President and Chief Marketing Officer since February 2006. Ms. Meyers was our Vice President of Marketing from October 1999 to February 2006. From 1992 to 1999, Ms. Meyers served in various positions, including most recently as Vice President of the North American Business Group, at Shiva Corporation, which was acquired by Intel Corporation in 1999. From 1987 to 1992, she held a number of senior level marketing positions in areas including product marketing and sales planning at Lotus Development Corporation. Ms. Meyers received a Bachelor of Science from Fairfield University and is a graduate of GE’s financial management program. Ms. Meyers is 45 years old.

Eric Schnadig Sr. Vice President of Worldwide Sales	Mr. Schnadig has served as our Senior Vice President of Worldwide Sales since February 2006. Mr. Schnadig was our Vice President of Worldwide Sales from October 2004 to February 2006. Mr. Schnadig was our Vice President America Sales from March 2001 to October 2004 and our Vice President of Sales from August 1999 to March 2001. From 1991 to 1999, he held various sales and marketing positions at Kenan Systems Corporation, including most recently as Director of Business Development, in which capacity he was responsible for managing North American sales for Kenan. Mr. Schnadig received a Bachelor of Arts from Swarthmore College. Mr. Schnadig is 40 years old.

David Sweet Sr. Vice President, Corporate Development and General Manager, Internet Marketing Solutions Group	Mr. Sweet has served as our Senior Vice President, Corporate Development and General Manager, Internet Marketing Solutions Group since October 2006. Mr. Sweet was our Vice President of Corporate Development from April 2005 to October 2006. From November 2003 to April 2005, Mr. Sweet acted as a consultant and pursued other business ventures. Mr. Sweet co-founded Swingtide, Inc., a management consulting firm in September 2001 and served as their Chief Executive Officer from September 2001 to November 2003. Mr. Sweet was also a co-founder of Bowstreet, Inc., a provider of portal-based tools and technology, and was their vice president of business development from June 1997 to November 2000. Mr. Sweet received a Bachelor of Arts in International Relations from Lewis and Clark College. Mr. Sweet is 43 years old.

Executive Officer Compensation

Summary Compensation
      The following table summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons, whom we refer to as our named executive officers:

•	Yuchun Lee, who has served as our Chief Executive Officer and Chairman since October 2004;

•	Ralph Goldwasser, who has served as our Senior Vice President and Chief Financial Officer since February 2006; and

•	Richard Hale, John Hogan, Carol Meyers and Eric Schnadig, our four most highly compensated executive officers (other than Mr. Lee) who served as executive officers as of September 30, 2006.
Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards

						Securities
					Restricted	Underlying		All Other
			Bonus		Stock Units	Options		Compensation
Name and Principal Position	Year	Salary ($)	($)(1)		($)(2)	(#)		(3)

Yuchun Lee	2006	$294,167	$225,000		$—	—		$1,500
Chief Executive Officer	2005	255,833	212,344		—	—		1,000
and Chairman	2004	210,000	196,353		—	—		—
Ralph Goldwasser(4)	2006	151,846	63,056		645,000	100,000	(5)	1,500
Sr. Vice President and	2005	—	—		—	—		—
Chief Financial Officer	2004	—	—		—	—		—
Richard Hale	2006	178,333	46,075		32,250	5,000	(6)	1,500
Vice President of Consulting	2005	170,000	43,347		—	—		1,000
	2004	170,000	42,446		—	13,333	(6)	—
John Hogan(7)	2006	196,667	30,000		129,000	20,000	(6)	2,628	(8)
Vice President of Engineering	2005	63,462	21,495	(9)	—	45,000	(5)	—
	2004	—	—		—	—		—
Carol Meyers	2006	189,167	68,667		129,000	20,000	(6)	1,500
Sr. Vice President and	2005	184,167	58,513		—	—		1,000
Chief Marketing Officer	2004	180,000	61,911		—	40,000	(6)	—
Eric Schnadig	2006	196,667	180,000		258,000	40,000	(6)	1,500
Sr. Vice President of	2005	180,000	165,303		—	20,000	(6)	1,000
Worldwide Sales	2004	155,000	190,619		—	66,666	(6)	—

(1)	Unless otherwise indicated, the amounts disclosed in this column were all awarded under our annual executive bonus plan for the benefit of our executive officers. The amount of eligible target bonus is established by the compensation committee of our board of directors each year in its discretion. The executive bonus plan pursuant to which the fiscal 2006 bonuses were paid is described below under “Report of Compensation Committee.”

(2)	The dollar amounts reported in this column represent the value of an award of restricted stock units to the applicable executive on February 14, 2006 calculated by multiplying the number of units granted by the closing price of our common stock on the grant date ($12.90). These grants of restricted stock units were all made pursuant to our 2005 stock incentive plan. Each restricted stock unit represents the right to receive one share of common stock on the applicable vesting date where the units vest over a four-year period in four equal installments commencing on December 1, 2006 for Richard Hale, John Hogan, Carol Meyers and Eric Schnadig and on February 14, 2007 for Ralph Goldwasser. If we pay dividends, no dividends would be payable on any unvested restricted stock units. On September 30, 2006, the named executive officers held the following number and value of restricted stock where the value is based on the closing price of our stock on the last trading day of our fiscal year, September 29, 2006 ($10.30):

	Number of Restricted
Officer	Shares	Value

Ralph Goldwasser	50,000	$515,000
Richard Hale	2,500	25,750
John Hogan	10,000	103,000
Carol Meyers	10,000	103,000
Eric Schnadig	20,000	206,000

(3)	Consists of matching contributions by us under our 401(k) plan of $1,000 in fiscal 2005 and $1,500 in fiscal 2006 respectively. Employees vest in the employer matching contribution immediately.

(4)	Mr. Goldwasser became Senior Vice President and Chief Financial Officer on February 14, 2006. Prior to that time, he was not employed by our company.

(5)	These options vest over a four year period, beginning on the executive’s date of hire (May 23, 2005 for Mr. Hogan and February 14, 2006 for Mr. Goldwasser), with 25% vesting after one year and the remainder vesting at a rate of 6.25% per quarter.

(6)	These options vest over a four year period, at a rate of 6.25% per quarter, except that 334 of Mr. Schnadig’s options granted in fiscal 2005 vest over a four year period at a rate of 25% per year.

(7)	Mr. Hogan became an executive officer in May of our 2005 fiscal year.

(8)	In addition to our matching contribution under our 401(k) plan of $1,500, includes $1,128 in benefit derived from the purchase of shares through our 2005 employee stock purchase plan.

(9)	This amount includes a $10,000 signing bonus earned by Mr. Hogan upon his successful completion of ninety days of continuous employment with us pursuant to Mr. Hogan’s offer letter dated April 14, 2005.

Option/ SAR Grants in Last Fiscal Year Table
      The following table sets forth information regarding the options we granted to the named executive officers during the fiscal year ended September 30, 2006. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant, determined by reference to the closing sale price of our common stock on the date of grant. We have never granted any stock appreciation rights. The options reflected in this table vest over four-year periods, at a rate of 6.25% per quarter, except that Mr. Goldwasser’s vest over a four year period, 25% on the first anniversary of the grant date and quarterly thereafter at a rate of 6.25%.
Option Grants in Fiscal 2006

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation
	Underlying	Granted to			for Option Term(1)
	Options	Employees in	Exercise	Expiration
Name	Granted (#)	Fiscal Year (%)	Price ($/sh)	Date	5% ($)	10% ($)

Yuchun Lee	—	—	—	—	—	—
Ralph Goldwasser	100,000	20.94%	$12.90	2/14/2012	$438,723	$995,314
Richard Hale	5,000	1.05	12.90	2/14/2012	21,936	49,766
John Hogan	20,000	4.19	12.90	2/14/2012	87,745	199,063
Carol Meyers	20,000	4.19	12.90	2/14/2012	87,745	199,063
Eric Schnadig	40,000	8.38	12.90	2/14/2012	175,489	398,125

(1)	These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the option holders’ continued employment through the option period, and the date on which the options are exercised. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Value Table
      The following table sets forth information as to options exercised during the fiscal year ended September 30, 2006, and unexercised options held at the end of such fiscal year, by the named executive officers.
Aggregated Option Exercises in Fiscal 2006 and Fiscal 2006 Year-End Option Values

			Number of		Value of Unexercised
			Unexercised Options		In-The-Money Options
	Shares		at Fiscal Year-End (#)		at Fiscal Year-End ($)(1)
	Acquired on	Value Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Yuchun Lee	—	—	379,999	0	$2,733,993	$0
Ralph Goldwasser	—	—	0	100,000	0	0
Richard Hale	—	—	6,458	11,875	33,394	42,938
John Hogan	—	—	16,562	48,438	4,219	9,281
Carol Meyers	—	—	197,653	30,000	1,806,698	86,750
Eric Schnadig	—	—	59,582	67,084	329,449	159,213

(1)	The closing sale price for our common stock as reported by the Nasdaq Global Market on September 29, 2006, the last trading day of fiscal 2006, was $10.30. The value of unexercised in-the-money options is calculated on the basis of the amount, if any, by which an option exercise price exceeds the closing sale price of our common stock at September 30, 2006, multiplied by the number of shares of common stock underlying the option.

Securities Authorized for Issuance Under Equity Compensation Plans
      The following table provides information about the securities authorized for issuance under our equity compensation plans as of September 30, 2006:
Equity Compensation Plan Information

(c)
Number of Securities
Remaining Available
	(a)			for Future Issuance
	Number of Securities		(b)	Under Equity
	to Be Issued upon		Weighted-Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding
	Outstanding Options,		Outstanding Options,	Securities Reflected
Plan category	Warrants and Rights		Warrants and Rights	in Column (a))

Equity compensation plans approved by security holders	2,179,005	(1)	$6.695	3,364,421	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,179,005	(1)	$6.695	3,364,421	(2)

(1)	Consists of shares issuable under our amended and restated 1993 stock option plan, our 2003 stock option plan and our 2005 stock incentive plan. However, this amount does not include an aggregate of 600,522 shares of restricted stock unit awards that were unvested as of September 30, 2006 under the 2005 stock incentive plan and will vest through December 31, 2010.

(2)	Includes 138,460 shares issuable under our amended and restated 1993 stock option plan, 367,098 shares issuable under our 2003 stock option plan, and 1,891,470 shares issuable under our 2005 stock incentive plan and 967,393 shares issuable under our 2005 employee stock purchase plan. The number of securities available for future issuance has been reduced by the 600,522 shares of restricted stock unit awards that were unvested as of September 30, 2006 under the 2005 stock incentive plan. Shares issuable under the 2005 stock incentive plan may be increased annually on the first day of each of our fiscal years during the period beginning in fiscal year 2006 and ending on the second day of fiscal year 2014 by a number of shares of common stock equal to the lesser of (A) 5,000,000 shares, (B) 5% of the shares of common stock outstanding as of the opening of business on such date or (C) an amount determined by the board. Accordingly, this amount includes 980,022 shares added on October 1, 2006, the first day of fiscal 2007.
Employment, Termination of Employment and Change in Control Agreements
     Ralph Goldwasser Offer Letter
      On February 1, 2006, we signed an offer letter with Ralph Goldwasser who became our Senior Vice President and Chief Financial Officer effective February 14, 2006. Pursuant to the offer letter, Mr. Goldwasser’s base salary is $240,000 per year and he is eligible to receive incentive compensation under our executive bonus plan, with a bonus target for fiscal 2006 of $100,000, prorated based on Mr. Goldwasser’s start date. Mr. Goldwasser received a total bonus payment of $63,056 for fiscal 2006. The bonus criteria are a combination of our achievement of our financial goals and the achievement of individual objectives.
      In addition, on February 14, 2006, the board of directors granted Mr. Goldwasser an option to purchase 100,000 shares of our common stock with an exercise price of $12.90 (the fair market value on the grant date), and 50,000 restricted stock units. The option and restricted stock units are subject to the terms and conditions of our 2005 stock incentive plan, which includes provisions for accelerated vesting upon certain change in control events as well as termination without cause or for Good Reason (as defined in the Plan) within one year of the change in control. The stock option will otherwise vest over a four-year period with 25% vesting one year from the grant date and the balance vesting on a quarterly basis beginning one year from the grant date, and the restricted stock units will vest 25% each year over a four-year period beginning on the anniversary of the grant date. The offer letter also provides that upon a change in control as defined in the Plan, after the first anniversary of his start date, in the event of termination for Good Reason within one year of a change in control, all unvested options and restricted stock units will vest. The offer letter defines Good Reason to also include the failure of the surviving entity to employ Mr. Goldwasser in a position with responsibilities commensurate with his responsibilities as our Chief Financial Officer.
     Richard Darer Transition Agreement
      On January 31, 2006, we entered into a transition agreement with Richard M. Darer, who resigned as our Vice President and Chief Financial Officer, effective as of February 14, 2006, and which terminated his employment effective March 15, 2006. In addition, under the agreement and release:

•	Mr. Darer received bi-monthly payments commencing on March 31, 2006 for a period of 9 months in the total gross amount of $145,000.

•	From February 14, 2006 through March 15, 2006, Mr. Darer continued to receive his base salary and received his bonus of $5,000 for the first quarter of fiscal 2006 under our Executive Bonus Plan.

•	Mr. Darer received a performance bonus of $7,500 for his completion of duties pursuant to the transition agreement.

•	Mr. Darer received full benefits and continued to vest in our 2005 Stock Incentive Plan through March 15, 2006.

•	Mr. Darer is also entitled to up to $3,000 for executive services through December 1, 2006, and up to $2,000 in completed executive education coursework.

•	Mr. Darer reaffirmed the provisions of the non-competition, nonsolicitation and developments agreement he previously entered into with us and agreed to release us from and against any and all claims, charges, damages and causes of action that he may have against us now or in the future.
Report of Compensation Committee
      The following is the report of the compensation committee of the board of directors. The report describes the compensation policies and rationales that the compensation committee used to determine the compensation paid to our executive officers for fiscal 2006.
      Purpose of the Compensation Committee. The compensation committee is responsible for determining compensation of executive officers for each fiscal year based on a consistent set of policies. The executive compensation policies established by the compensation committee have been designed to link executive compensation to the attainment of specific performance goals and to align the interests of the executives with those of our stockholders. The policies are also designed to allow us to attract and retain senior executives critical to our long-term success by providing competitive compensation packages and recognizing and rewarding individual contributions.
      During fiscal 2006, the compensation committee reviewed information on practices, programs and compensation levels implemented by public companies that the compensation committee identified as industry peers. This information became the basis for base salary, bonus plan and incentive stock compensation for the executive officers.
      Elements of Compensation Program. Each executive officer’s compensation package includes three elements:

•	Base salary, which reflects individual performance and is designed to be competitive with salary levels for comparable officers at comparable companies;

•	Annual executive bonus payments, which are directly tied to achievement of corporate financial targets and attainment of individual performance goals approved by the compensation committee; and

•	Stock option and restricted stock unit grants, which are designed to provide long-term incentives to align the executive’s interests with the success of our company and the interests of stockholders.
      In fiscal 2006, the compensation committee established base salaries for executive officers based on individual performance and on a market analysis of base salary levels for comparable positions at comparable companies.
      In fiscal 2006, the compensation committee approved an executive bonus plan which covered certain executive officers, including our chief executive officer. Individual target bonuses were established for each covered executive. Achievement of targeted bonuses was assessed based 75% on company performance of bookings and of pro-forma EPS targets, assessed quarterly, and 25% on achievement of individual management by objective goals, or MBOs, assessed after the fiscal year end. The quarterly bonuses based on company bookings achievement were funded if the company achieved both 100% of the cumulative company revenue target and 100% of the pro-forma EPS target. These company performance based payments were made as follows: 10% in the first quarter; 15% in the second quarter; 15% in the third quarter, with each of the first three quarters capped at 100% of targeted bonuses; and 35% paid in the fourth quarter. In fiscal 2006, the company performance based bonus payment equaled 100% of each individual’s target. For the second quarter of fiscal 2006, the committee adjusted the company performance goals included in the executive bonus plan to account for acquisitions completed in fiscal 2006, and as a result, executives received their full bonus payment for that quarter which otherwise would not have been paid. Funding for the MBO component is contingent upon the achievement of 100% revenue and pro-forma EPS targets. Due to these minimum levels of achievement being met, the MBO component was funded in 2006, and individual payments were based upon the achievement of individual objectives.
      The compensation committee will annually consider grants to executive officers of stock options and restricted stock units under our company’s 2005 stock incentive plan. In approving these grants, the compensation committee will consider each executive officer’s level of responsibility within our company, the individual performance of the executive officer, and competitive industry practice, as indicated by market data for companies that the compensation committee identified as comparable to our company.
      Chief Executive Officer Compensation. The compensation committee retained an executive compensation consulting firm to advise on the compensation for our chief executive officer. With such advice, the compensation committee determined the fiscal 2006 compensation of Yuchun Lee, who served as our company’s chief executive officer.
      Mr. Lee’s compensation package includes three elements:

•	Base salary, which reflects Mr. Lee’s individual performance and is designed to be competitive with salary levels for comparable officers at comparable companies. In fiscal 2006, the compensation committee established Mr. Lee’s base salary based on individual performance and on a market analysis of base salary levels for comparable positions at comparable companies;

•	Annual executive bonus payments, which are payable in cash and 75% of which is directly tied to achievement of corporate financial targets and 25% of which is based upon the attainment of Mr. Lee’s individual performance goals approved by the compensation committee. Mr. Lee’s bonus payments were determined and paid in accordance with the executive bonus plan described above. Therefore, Mr. Lee received 100% of the 75% portion of his target bonus based on company performance. In addition, the compensation committee determined that Mr. Lee met his individual MBO goals in fiscal 2006, and he received 100% of the 25% of his target bonus based on the achievement of individual objectives; and

•	Stock option and restricted stock unit grants, which are designed to provide long-term incentives to align interests with the success of our company and the interests of stockholders. During fiscal 2006, Mr. Lee was not awarded any stock options or restricted stock units.
      Section 162(m) Limitations. Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to a publicly traded company for certain compensation in excess of $1,000,000 paid to the company’s chief executive officer and its four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, Unica’s compensation programs are designed to reward executives for the achievement of its performance objectives and therefore are intended to comply with the performance-based exemption to Section 162(m). Nevertheless, compensation attributable to awards granted under the programs may not be deemed to be qualified performance-based compensation under Section 162(m). In addition, the compensation committee considers it important to retain flexibility to design compensation programs that are in the best interests of Unica and its stockholders. The compensation committee may exercise its judgment to authorize compensation payments subject to the limitations under Section 162(m) when the compensation committee believes that compensation is appropriate and in the best interests of Unica and its stockholders, after taking into consideration changing business conditions and performance of its employees.

COMPENSATION COMMITTEE
Michael H. Balmuth, Chair
James Perakis

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE
Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders
      The following table sets forth information with respect to the beneficial ownership of our common stock as of December 8, 2006 for:

•	each person, entity or group whom we know to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers, directors and our director-nominees; and

•	all of our executive officers, directors and our director-nominees as a group.
      A total of 19,720,077 shares of common stock were outstanding as of December 8, 2006. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after December 8, 2006. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
      Percentages under “% of Common Stock Outstanding” represent beneficial rights to vote with respect to matters on which holders of common stock generally are entitled to vote, including the election of directors at the meeting, as of December 8, 2006, and are based on (a) the number of shares of common stock beneficially owned by that person, and (b) the number of shares subject to options or warrants held by that person that were exercisable on, or within 60 days after, December 8, 2006. In calculating percentages under “% of Common Stock Outstanding,” the total number of shares beneficially owned as of December 8, 2006 consists of the sum of (1) the total number of shares of common stock outstanding as of December 8, 2006, plus, (2) for an identified person, the number of shares issuable upon conversion of options that were exercisable by such person on, or within 60 days after, December 8, 2006. Except as otherwise indicated in the table below, addresses of named beneficial owners are: c/o Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451.

				% of
				Common
	Outstanding	Right to	Total	Stock
	Shares	Acquire	Number	Outstanding

5% Stockholders:
David Cheung(1)	2,032,217	—	2,032,217	10.3%
JMI Equity Fund IV, L.P. and related entities(2)	1,778,506	7,500	1,786,006	9.1%
2 Hamill Road, Suite 272
Baltimore, MD 21210
Summit Partners(3)	1,054,698	7,500	1,062,198	5.4%
222 Berkeley Street
Boston, MA 02116

				% of
				Common
	Outstanding	Right to	Total	Stock
	Shares	Acquire	Number	Outstanding

Directors and Executive Officers:
Yuchun Lee(4)	4,822,566	381,248	5,203,814	25.9%
Bradford D. Woloson(1)	1,778,506	7,500	1,786,006	9.1%
Bruce R. Evans(3)	1,054,698	7,500	1,062,198	5.4%
Eric Schnadig	102,373	72,915	175,288	*
Carol Meyers	—	169,376	169,376	*
James A. Perakis	106,481	10,000	116,481	*
Richard Hale	80,427	8,436	88,863	*
David Sweet	—	58,125	58,125	*
John B. Landry	18,667	10,000	28,667	*
John Hogan	2,946	20,625	23,571	*
Aron J. Ain	5,000	15,000	20,000	*
Michael H. Balmuth	—	15,000	15,000	*
Robert Schechter	—	13,333	13,333	*
Ralph A. Goldwasser	4,000	—	4,000	*
All executive officers and directors as a group	7,975,664	789,058	8,764,722	42.7%

*	Less than 1.0%.

(1)	David Cheung is one of our co-founders and employees. Shares beneficially owned by Mr. Cheung consist of 729,429 shares held by the David Cheung Living Trust, 683,711 shares held by the Angela Cheung Living Trust, 204,719 shares held by the David Cheung 2004 Grantor Retained Annuity Trust and 414,358 shares held by the Angela Cheung 2004 Grantor Retained Annuity Trust. Mr. Cheung or his spouse is a trustee of each of these trusts.

(2)	Shares reflected as beneficially owned by JMI Equity Fund IV, L.P. and affiliated funds and by Mr. Woloson consist of 1,314,897 shares held by JMI Equity Fund IV, L.P., 104,127 shares held by JMI Equity Fund IV (AI), L.P., 333,469 shares held by JMI Euro Equity Fund IV, L.P., and 26,013 shares held by JMI Equity Side Fund, L.P. JMI Associates IV, L.L.C. is the general partner of JMI Equity Fund IV, L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Fund IV (AI), L.P. and may be deemed the beneficial owner of the shares held by such entities. Charles E. Noell III, Harry S. Gruner, Paul V. Barber, Robert F. Smith, Bradford D. Woloson and Peter C. Arrowsmith are managing members of JMI Associates IV, L.L.C. and may be deemed the beneficial owners of the shares beneficially owned by JMI Associates IV, L.L.C. Messrs. Noell, Gruner, Barber, Smith, Woloson and Arrowsmith disclaim beneficial ownership of the shares beneficially owned by JMI Associates IV, L.L.C., JMI Equity Fund IV, L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Fund IV (AI), L.P., except to the extent of their respective pecuniary interests therein. JMI Side Associates, L.L.C. is the general partner of JMI Equity Side Fund, L.P. and may be deemed the beneficial owner of the shares held by JMI Equity Side Fund, L.P. Messrs. Noell, Gruner, Barber and Woloson are officers of JMI Side Associates, L.L.C. and may be deemed the beneficial owners of the shares beneficially owned by JMI Side Associates, L.L.C. Messrs. Noell, Gruner, Barber and Woloson disclaim beneficial ownership of the shares beneficially owned by JMI Side Associates, L.L.C. and JMI Equity Side Fund, L.P., except to the extent of their respective pecuniary interests therein.

(3)	Shares reflected as beneficially owned by Summit Partners and by Mr. Evans consist of 924,478 shares of common stock held by Summit Accelerator Fund, L.P., 47,680 shares held by Summit Accelerator Founders Fund, L.P., and 79,828 shares held by Summit (SAF) Investors IV, L.P. Summit Partners, LLC is the general partner of Summit Accelerator Partners, L.P., which is a managing member of Summit Accelerator Partners, LLC, which is the general partner of Summit Accelerator Fund, L.P. and Summit Accelerator Founders Fund, L.P. Summit Partners, LLC is the general partner of Summit (SAF) Investors, IV, L.P. Summit Partners, LLC, through an investment committee composed of five of its members (each of whom is listed below), exercises sole voting and investment power with respect to the shares owned by each of these entities and therefore beneficially owns such shares. Decisions of the investment committee are made by a majority vote of its members and, as a result, no single member of the investment committee has voting or dispositive authority over the shares. Gregory M. Avis, Peter Y. Chung, Scott C. Collins, Bruce R. Evans, Walter G. Kortschak, Martin J. Mannion, Kevin P. Mohan, Thomas S. Roberts, E. Roe Stamps, Joseph F. Trustey and Stephen G. Woodsum are members of Summit Partners, LLC and each disclaims beneficial ownership of the shares held by entities affiliated with Summit Partners, LLC except to the extent of his pecuniary interest therein. Shares beneficially owned by Summit Partners and Mr. Evans also include 2,712 shares held by Mr. Evans personally.

(4)	Shares beneficially owned by Mr. Lee include 951,730 shares held by the Yuchun Lee Living Trust, 226,913 shares held by the 2001 Lee Charitable Trust, 1,175,993 shares held by the Yuchun Lee 2004 GRAT, and 2,454,410 shares held by the Agustina Sumito Living Trust. Mr. Lee is a trustee of each of these trusts. Shares beneficially owned by Mr. Lee also include 13,520 shares held by Agustina Sumito, Mr. Lee’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. During fiscal 2006, each of the following directors, executive officers and/or 10% stockholders filed, on the date indicated, a corrective form due to an inadvertent failure to timely file a required report: David Cheung, September 7, 2006 (one transaction); Ralph Goldwasser, February 17, 2006 (two transactions); Richard Hale, February 24, 2006 (two transactions); John Hogan, February 24, 2006 (two transactions); John Landry, December 6, 2006 (one transaction) and December 7, 2006 (one transaction); Carol Meyers, February 24, 2006 (two transactions); James Perakis, November 14, 2006 (two transactions); Eric Schnadig, February 24, 2006 (two transactions).
Performance Graph
      The following graph compares the cumulative total return to stockholders of our common stock for the period from August 3, 2005, the date of our initial public offering, to September 30, 2006, to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index for the same period. This graph assumes the investment of $100.00 on August 3, 2005 in our common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index and assumes any dividends are reinvested.

COMPARATIVE STOCK PERFORMANCE
Among Unica Corporation
The Nasdaq Stock Market (U.S.) Index and
The Nasdaq Computer & Data Processing Index

	August 3,	September 30,	December 31,	March 31,	June 30,	September 30,
	2005	2005	2005	2006	2006	2006

Unica Corporation	$100.00	$93.77	$102.90	$98.98	$84.54	$87.96

Nasdaq Stock Market (U.S.) Index	$100.00	$97.06	$100.50	$105.55	$97.98	$101.88

Nasdaq Computer & Data Processing Index	$100.00	$96.63	$99.48	$101.74	$93.02	$100.39

By Order of the Board of Directors,

Jonathan D. Salon
Vice President, General Counsel & Secretary
Waltham, Massachusetts
January 29, 2007

APPENDIX
UNICA CORPORATION
Amended and Restated Audit Committee Charter
Purpose
      The purpose of the Audit Committee is to assist the Board of Directors in overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.
Structure and Membership
      Number. Except as otherwise permitted by the applicable Nasdaq rules, the Audit Committee shall consist of at least three members of the Board of Directors.
      Independence. Except as otherwise permitted by the applicable Nasdaq rules, each member of the Audit Committee shall be independent as defined by Nasdaq rules, meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act (subject to the exemptions provided in Rule 10A-3(c) under such Act), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.
      Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the Securities and Exchange Commission), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable Securities and Exchange Commission rules).
      Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.
      Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.
      Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.
Authority and Responsibilities
          General
      The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the Company’s registered public accounting firm (the “independent auditor”), in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for establishing and maintaining adequate internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audits, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s reports.
          Oversight of Independent Auditors
      Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.
      Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.
      Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.
      Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable Securities and Exchange Commission rules.
      Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.
          Audited Financial Statements
      Review and Discussion. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.
      Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

      Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.
          Review of Other Financial Disclosures
      Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.
      Earnings Release and Other Financial Information. The Audit Committee shall discuss generally the types of information to be disclosed in the Company’s earnings press releases, as well as in financial information and earnings guidance provided to analysts, ratings agencies and others.
      Quarterly Financial Statements. The Audit Committee shall review with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
          Controls and Procedures
      Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Securities Exchange Act.
      Procedures for Complaints. The Audit Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
      Related-Party Transactions. The Audit Committee shall review all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) on an ongoing basis, and all such transactions must be approved by the Audit Committee.
      Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.
Procedures and Administration
      Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with (a) the independent auditor and (b) Company management. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.
      Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.
      Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

      Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.
      Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.
      Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.
      Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Unica Corporation
Proxy Solicited on behalf of the Board of Directors for
Annual Meeting of Stockholders to be held March 6, 2007
     The undersigned hereby authorizes and appoints Ralph A. Goldwasser, Jonathan D. Salon and Yuchun Lee, and each of them acting singly, as proxies with full power of substitution in each, to vote all shares of common stock, par value $0.01 per share, of Unica Corporation, held of record as of the close of business on Wednesday, January 8, 2007, by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, March 6, 2007, at 10:00 A.M., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Twenty-Sixth Floor, Boston, Massachusetts 02109, and at any adjournments thereof, on all matters that may properly come before said meeting.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.
     Comments:
(If you noted any Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	(To be signed on reverse side)	SEE REVERSE SIDE

UNICA CORPORATION RESERVOIR PLACE NORTH 170 TRACER LANE WALTHAM, MA 02451	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
UNICA CORPORATION

PROPOSAL 1: ELECT THREE CLASS II DIRECTORS	For	Withhold

01) Carla Hendra	☐	☐

02) James A. Perakis	☐	☐

03) Bradford D. Woloson	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE.

PROPOSAL 2: RATIFY SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		For	Against	Abstain

1.	Ratification of the selection of Ernst & Young LLP as the Independent Registered Public Accounting Firm of Unica Corporation for fiscal year 2007.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.
     NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appear(s) on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.
For comments please check this box and write on the back where indicated       ☐

Please indicate if you plan to attend this meeting	☐	☐

	Yes	No
Signature [PLEASE SIGN WITHIN BOX]       Date
Signature (Joint Owners) Date     Date